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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                             APRIL 24, 2003


         ROYAL BANK OF PENNSYLVANIA'S PARENT COMPANY REPORTS 1ST QUARTER EARNINGS AND DECLARES ITS 32ND CONSECTUTIVE QUARTERLY CASH DIVIDEND

(Narberth, PA) - April 23, 2003 - Royal Bank of Pennsylvania, Inc. reports that consolidated earnings for its holding company, Royal Bancshares of Pennsylvania, Inc., (NASDAQ-RBPAA) for the quarter ended March 31, 2003, were $4.4 million as compared to $4.2 million for the same three month period ended March 31, 2002, a 4% increase. Consolidated basic earnings per share for the three-months ended March 31, 2003 and 2002, were $0.37 and $0.36.

Consolidated total assets increased 9% to $1.1 billion at March 31, 2003, as compared to $1.0 billion at March 31, 2002. Investment securities increased to $469 million at March 31, 2003, as compared to $265 million at March 31, 2002, an increase of 77%. Total deposits at March 31, 2003 increased 6% to $833 million, as compared to $786 million at March 31, 2002. Total consolidated capital rose to $125 million for the period ending March 31, 2003, as compared to $109 million for the same period ended March 31, 2002, a 15% increase.

On April 23, 2003 the Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its' 32nd consecutive quarterly cash dividend. This dividend will be twenty-three and seventy-five hundredths cents ($.2375) per share for holders of Class A common stock and twenty-seven and thirty-one hundredths cents ($.2731) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is May 7, 2003, and the payment date is May 20, 2003.

Royal Bancshares Chairman Daniel M. Tabas said, "I am optimistic that our management team will keep the company at the forefront of our peers in the financial services industry."

Royal Bank of Pennsylvania, headquartered in Narberth, Pennsylvania, operates 16 full-service branch offices throughout southeastern Pennsylvania and southern New Jersey, including a new state-of-the-art branch in Turnersville, New Jersey (operating under the name "Royal Bank of America"). The bank offers a wide variety of products and services, including commercial real estate loans, business loans, residential mortgages and Internet Banking available at www.royalbankpa.com.

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.



Daniel M. Tabas, Chairman                  Joseph P. Campbell, President and CEO


                      Royal Bancshares of Pennsylvania, Inc
                                    Parent of
                           Royal Bank of Pennsylvania
                                  610-668-4700
                               www.royalbankpa.com
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ROYAL BANCSHARES OF PENNSYLVANIA
CONDENSED INCOME STATEMENT (Unaudited)

                                                 Three Months
                                                Ended March 30,

(in  thousands,  except for earnings per       2003           2002
share)                                         ----           ----


Interest Income                              $18,431         $19,143
Interest Expense                               8,027           9,217
                                             -------         -------
Net Interest Income                           10,404           9,926
Provision for Loan Losses                        150             200
                                             -------         -------
Net Interest Income after Provision           10,254           9,726
Non Interest Income                              624             667
Non Interest Expense                           4,544           4,417
                                             -------         -------
Income before Taxes                            6,334           5,976
Income Taxes                                   1,934           1,761
                                             -------         -------
Net Income                                     4,400           4,215
Earnings per share -basic                        .37             .36


SELECTED RATIOS:
Return on Average Assets                        1.6%            1.8%
Return on Average Equity                       14.5%           15.5%
Average Equity to Assets                       11.0%           11.3%
Book Value Per Share                          $10.49           $9.21





CONDENSED BALANCE SHEET

(in thousands)                                                  March 31, 2003           December 31, 2002
                                                                  (unaudited)
Cash and Cash Equivalents                                             $82,788                   $40,571
Investment Securities                                                 469,495                   448,930
Loans Held for Sale                                                     2,964                     8,119
Loans (net)                                                           542,978                   556,145
Bank Premises (net)                                                     7,785                     8,002
Accrued Interest receivable                                            15,523                    13,778
Other Assets                                                           12,369                    12,939
                                                                   ----------                ----------
          Total Assets                                             $1,133,902                $1,088,484
                                                                   ----------                ----------

Deposits                                                             $832,984                  $820,840
Borrowings                                                            157,500                   127,500
Other Liabilities                                                      18,144                    20,821
Minority Interest                                                         669                       726
Shareholder's Equity                                                  124,605                   121,330
                                                                   ----------                ----------
          Total Liabilities and Shareholders Equity                $1,133,902                $1,088,484
                                                                   ----------                ----------
